Exhibit 99.1 Press Release of the Registrant

[COLUMBIA BANCORP LOGO]     Contact:     Roger L. Christensen, President and CEO
                            541/298-6633 or rchristensen@columbiabancorp.com
                            Greg B. Spear, Vice Chair and CFO
                            541/298-6612 or gspear@columbiabancorp.com

================================================================================

             COLUMBIA BANCORP ISSUES FIRST QUARTER EARNINGS GUIDANCE
             -------------------------------------------------------

The Dalles, Oregon - April 8, 2008 - Columbia Bancorp (Nasdaq: CBBO), the financial holding company for Columbia River Bank, issued earnings guidance for the first quarter of 2008. Analysts' average earnings estimates, as reported most recently on www.nasdaq.com, projected Columbia's diluted earnings per share would be $0.35 for the first quarter of 2008. Due to a higher than expected loan loss provision and continued net interest margin compression, Columbia estimates diluted earnings per share will range between $0.11 and $0.13 for the first quarter of 2008.

During the first quarter of 2008, the credit ratings of certain Central Oregon real estate development loans were downgraded based on current property appraisals that showed declining values. In addition, credit quality indicators in our residential construction portfolio continue to experience an increased risk profile since year-end. As a result of these conditions, Columbia expects to recognize between $3.00 million and $3.20 million of loan loss provision for the first quarter of 2008 due to the increased risk exposure. Non-performing assets are estimated to total approximately $12.00 million as of March 31, 2008. Non-performing assets as a percentage of total assets is projected to range between 1.09% and 1.19% as of March 31, 2008, compared to 1.00% as of December 31, 2007.

"While we may face further challenges due to the weakening real estate market, we are closely monitoring and evaluating all significant loans in our portfolio," explained Columbia Bancorp President and CEO, Roger Christensen. "We will continue to actively manage our credit risk and exposure while we wait for the stabilization of the real estate market." He further noted that Columbia will maintain its conservative approach to credit underwriting and credit quality issues.

Additional information will be provided in Columbia's earnings release and conference call scheduled for Wednesday, April 23, 2008.

Conference Call and Audio Webcast

Roger Christensen, President and CEO, along with the executive management team, will host a conference call for investors, analysts and other interested parties beginning at 12:00 p.m. Pacific Time (3:00 p.m. Eastern Time) on Wednesday, April 23, 2008. The 2008 first quarter earnings release will be distributed before the market opens that day. To participate in the call, dial 1-877-407-9210. The live webcast can also be heard by going to Columbia Bancorp's Web site, www.columbiabancorp.com and selecting Presentations/Webcast under Investor Relations.

A replay of the call will be available until April 30, 2008, starting two hours after the completion of the live call. To listen to the replay, dial 1-877-660-6853, account #286 and use access code 280108. A text version of the webcast will be archived on Columbia Bancorp's web site.


ABOUT COLUMBIA BANCORP

Columbia Bancorp (www.columbiabancorp.com) is the financial holding company for Columbia River Bank, which operates 22 branches located in The Dalles (2), Hood River, Bend (3), Madras, Redmond (2), Pendleton, Hermiston, McMinnville, Lake Oswego, Canby, and Newberg, Oregon, and in Goldendale, White Salmon, Sunnyside, Yakima, Vancouver, Pasco and Richland, Washington. To supplement its community banking services, Columbia River Bank also provides mortgage-lending services through Columbia River Bank Mortgage Team and brokerage services through CRB Financial Services Team.

COLUMBIA BANCORP ISSUES FIRST QUARTER EARNINGS GUIDANCE
April 8, 2008
Page 2 of 2


FORWARD LOOKING STATEMENTS

This press release contains various forward-looking statements about plans and anticipated results of operations and financial condition relating to Columbia Bancorp. These statements include statements about management's present plans and intentions about our strategy, growth, and deployment of resources, and about management's expectations for future financial performance. Readers can sometimes identify forward-looking statements by the use of prospective language and context, including words like "may", "will", "should", "expect", "anticipate", "estimate", "continue", "plans", "intends", or other similar terminology. Because forward-looking statements are, in part, an attempt to project future events and explain management's current plans, they are subject to various risks and uncertainties which could cause our actions and our financial and operational results to differ materially from those set forth in such statements. These risks and uncertainties include, without limitation, our ability to estimate accurately the collectibility of our loans, economic and other factors which affect the collectibility of our loans, the impact of competition and fluctuations in market interest rates on Columbia's revenues and margins, management's ability to open and generate growth from new branches and other risks and uncertainties that we have in the past, or that we may from time to time in the future, detail in our filings with the Securities and Exchange Commission ("SEC"). Information presented in this release is accurate as of the date the report was filed with the SEC, and we cannot undertake to update our forward-looking statements or the factors that may cause us to deviate from them, except as required by law.

                                       ###